                             MYLAN LABORATORIES INC.
                              1030 Century Building
                               130 Seventh Street
                         Pittsburgh, Pennsylvania 15222

                    Notice of Annual Meeting of Shareholders
                                  July 25, 1996





To the shareholders of Mylan Laboratories Inc.

     An annual meeting of shareholders of Mylan Laboratories Inc. will be held at the Lakeview Resort & Conference Center, Morgantown, West Virginia, on Thursday, July 25, 1996 at 10:30 A.M. For the following purposes:

     1. To elect seven directors to serve until the next annual meeting of shareholders and until their respective successors shall have been elected and shall have qualified.

     2. To elect independent auditors of the Company for the fiscal year ending March 31, 1997.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 30, 1996 are entitled to notice of and to vote at the meeting.

     All shareholders, whether or not they expect to be present in person, are requested to sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible.

     Shareholders who plan to attend the annual meeting are requested to complete and return the enclosed reservation card by July 10, 1996.




                       By Order of the Board of Directors
                           Robert W. Smiley, Secretary




May 31, 1996
Pittsburgh, Pennsylvania

                  MYLAN LABORATORIES INC. 1030 Century Building
                               130 Seventh Street
                         Pittsburgh, Pennsylvania 15222

                  --------------------------------------------

                                 PROXY STATEMENT

                  --------------------------------------------


                  Annual Meeting of Shareholders July 25, 1996

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mylan Laboratories Inc., a Pennsylvania corporation (the ''Company''), for an annual meeting of shareholders to be held on July 25, 1996. The approximate date on which this proxy statement and proxy are being sent to shareholders of the Company is June 12, 1996.

     The shares represented by each properly executed proxy, in the form enclosed and received by the Company will be voted as specified thereon by the shareholder. If no specification is made, such shares will be voted FOR the nominees named and proposals described below. Any proxy given by a shareholder may be revoked in writing at any time prior to its exercise, but the revocation of the proxy shall not be effective until notice thereof has been received by the Secretary of the Company. Abstentions and broker non-votes will be included in determining the number of shares present and entitled to vote at the meeting but will not be considered to be voted for any proposal. Because the election of directors is based on a plurality and the other proposals being considered on a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of those matters.

     References herein to ''fiscal 1996'' mean the Company's fiscal year ended March 31, 1996.
                        VOTING SECURITIES AND RECORD DATE

     Persons who as of the close of business on April 30, 1996 held of record shares of the Company's common stock, par value $.50 per share (''Common Stock''), are entitled to notice of and to vote at the annual meeting. As of such date, there were 121,733,916 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote per share and do not have cumulative voting rights in the election of directors.

     See ''Security Ownership'' herein for information with respect to the share ownership of the directors of the Company.

                     ELECTION OF DIRECTORS [Proposal No. 1]

     Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualify. Proxies received in the accompanying form will be voted for the election to the Board of Directors of the seven nominees listed below except in such instance that authority to vote for any of the nominees is withheld. The seven nominees receiving the highest number of votes shall be elected. Each of the nominees has consented to serve as a director if elected. Information concerning the nominees, all of whom are presently members of the Board of Directors, is set forth below.

                                                            Director
Name                     Principal Occupation          Age   Since
- -----------              -----------------------      -----  ------
Milan Puskar             Chairman of the Board
                         C.E.O. and President of
                         the Company                   61    1976

Dana G. Barnett          Executive Vice President of
                         the Company                   55    1982

Laurence S. DeLynn       Retail Consultant             71    1975

John C. Gaisford, M.D    Director of Burn Research
                         West Penn Hospital            80    1993

Richard A. Graciano      Partner in Graciano
                         Enterprises, a construction
                         and development company       73    1966

Robert W. Smiley, Esq    Senior Counsel to the law
                         firm of Doepken, Keevican
                         & Weiss Professional
                         Corporation; Secretary of
                         the Company                   74    1972

C.B. Todd                Senior Vice President
                         of the Company                62    1993


     Mr. Puskar was employed by the manufacturing subsidiary of the Company from 1961 to 1972 and served in various positions, including Secretary-Treasurer, Executive Vice President and a member of the Board of Directors. From 1972 to 1975, Mr. Puskar served as Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc. In addition, he has served as partner of several pharmaceutical firms in foreign countries and is currently a director of VivoRx, Inc., Santa Monica, California and Duquesne University, Pittsburgh, Pennsylvania. Mr. Puskar has served as President of the Company since 1976 and as Vice Chairman of the Board since 1980. He was elected Chairman of the Board and C.E.O. on November 9, 1993.

     Mr. Barnett was employed by the Company in 1966. Since that time he has held various management positions with the manufacturing subsidiary of the Company. His responsibilities have covered production, quality control and product development. Mr. Barnett became Vice President in 1974, Senior Vice President in 1978 and Executive Vice President in 1987. He was elected President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a joint-venture subsidiary of the Company in June 1991, and in August of 1995 he was elevated to Chairman and Chief Executive Officer of Somerset Pharmaceuticals, Inc.

     Mr. Todd has been employed by the Company since 1970. Prior to assuming his present position in October, 1987 as Senior Vice President, Mr. Todd served as Vice President-Quality Control. He also serves as President of Mylan Pharmaceuticals Inc., a subsidiary of the Company.

     Messrs. DeLynn, Gaisford and Graciano have been engaged for more than the past five years in the principal occupations set forth in the table above. Mr. Smiley joined the law firm of Doepken Keevican & Weiss Professional Corporation in October, 1992. Previously, he was a partner of Smiley, McGinty & Steger for more than the five previous years. Mr. DeLynn is currently a Director of One Valley Bank, Morgantown, West Virginia.

     The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and certain other committees. The Executive Committee, which met formally and informally on numerous occasions during fiscal 1996, is composed of Messrs. Puskar, Barnett, Todd and Smiley of the Board of Directors of the Company. The Audit Committee, which met twice during the fiscal year, reviews the preparations for and scope of the annual audit of the Company's financial statements, reviews drafts of such statements, makes recommendations as to the retention of independent auditors and as to their fees, and performs such other duties relative to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee is composed of Messrs. DeLynn, Gaisford and Graciano. The Compensation Committee has responsibility for establishing compensation policies and objectives, determining the compensation payable to the Chief Executive Officer and awarding stock options to employees. The Compensation Committee, which met twice in fiscal 1996, is composed of Messrs. DeLynn and Smiley. See "Elections of Directors--Nominations," for a description of the newly created Nominating Committee. The Board of Directors met six times during fiscal 1996. Section 16(a) Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership of the Company's equity securities (and derivative securities) and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those filings to the Company. Based solely upon a review of such reports and certain written representations, the Company believes that its directors and executive officers are in compliance with their respective Section 16(a) filing requirements.

Compensation of Directors

     The Company presently has seven directors, three of whom (Messrs. Puskar, Barnett and Todd) are executive officers of the Company and do not receive any additional compensation for serving as directors of the Company. Messrs. DeLynn, Gaisford and Graciano were each paid a director's fee of $24,000 during fiscal 1996. Mr. Smiley received $45,000 as compensation during the fiscal year for services as a director and a member of the Executive and Compensation Committees.

     Under Service Benefit Agreements entered into with the Company in January 1995, Messrs. DeLynn, Graciano and Smiley are entitled to receive $18,000 annually and Dr. Gaisford is entitled to receive $6,000 annually, payable in monthly installments for a 10 year period from the date of their termination of service to the Company. Upon the death or at the election of the director, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

Nominations

     In May 1996, the Board of Directors created a Nominating Committee to nominate candidates for election to the Board at the annual shareholders' meeting or upon the occurrence of any vacancy on the Board. Milan Puskar, John
C. Gaisford and Laurence S. DeLynn were appointed to serve as members of the Nominating Committee.

     In addition, in May 1996, to ensure that the Nominating Committee takes every reasonable step to include women and persons from minority racial groups in the pool from which Board nominees are selected, the Board of Directors adopted the following resolution:

     RESOLVED, that the Board and its Nominating Committee, in connection with searches for suitable Board candidates, will continue to make substantial efforts to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

Overview and Philosophy

     The Company's executive compensation policy is to (i) provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, (ii) compensate employees in a manner best calculated to recognize individual, group and Company performances and (iii) seek to align the interests of the employees with the interests of the Company's shareholders. Total compensation includes base salary, annual cash bonuses, long-term incentives and employee benefits. The Company seeks to reward outstanding executive performance contributing to superior operating results and enhanced shareholder value.

     The Compensation Committee is charged with responsibility for (i) establishing the objectives and policies governing the compensation of the Company's employees generally; (ii) determining the amount of compensation payable annually to the Chairman and Chief Executive Officer and any other executive officer of the Company whose annual compensation is subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the ''Code''); (iii) awarding stock options to employees of the Company; and
(iv) making such recommendations to the Board from time to time as it deems appropriate concerning the Company's compensation of employees and its award of stock options. The actions of the Compensation Committee in fulfilling the obligations described in items (ii) and (iii) of the preceding sentence do not require the approval of the full Board to become effective.

     The Board and the Compensation Committee have taken actions designed to increase the Company's opportunity to deduct all compensation paid to highly compensated officers for Federal income tax purposes. However, no assurance can be given that such actions will ensure the deductibility for Federal income tax purposes of all executive compensation paid by the Company. Furthermore, neither the Board nor the Compensation Committee subscribes to the view that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and it is not reasonably practicable to compensate him or her in a manner such that the compensation payable is fully deductible by the Company.

                              Executive Bonus Plan

     In October 1994, the Committee reviewed and considered numerous proposals for establishing objective performance-based criteria to award the Chairman and Chief Executive Officer of the Company and any other executive officers who, from time to time, are determined by the Committee to be eligible to receive a bonus based on such criteria. Among the criteria considered by the Committee in establishing an executive bonus plan (the ''Executive Bonus Plan'') were (i) earnings per share above fixed benchmarks, (ii) earnings per share above prior year's earnings per share, (iii) stock prices reaching certain benchmarks, (iv) percentage increases in stock prices, (v) the approval by the Food and Drug Administration (''FDA'') of a fixed number of applications submitted by the Company, (vi) sales above fixed benchmarks and (vii) sales above prior year's sales.
     The Committee believes that using earnings per share above fixed benchmarks provides the most meaningful objective measure of the Company's performance and provides an appropriate vehicle for rewarding the Chairman and Chief Executive Officer and other executives participating in the Executive Bonus Plan. The other alternatives considered were dismissed by the Compensation Committee for the following reasons:

     First, as to earnings per share in excess of prior year's earnings, factors beyond the control of the executives (such as the onset of a recessionary environment in the pharmaceutical industry or sharply higher costs resulting from implementation of new government regulations relating to the approval or marketing of drugs) could make a comparison with prior year's earnings meaningless. For example the exemplary performance by an executive in the face of sharply higher costs due to new governmental burdens could go unrewarded if a comparison with prior year's earnings were made. Further, the comparison of current earnings with those of a prior period could operate as a disincentive for the executive to approve new ventures, to enter into new markets, to introduce new products or to seek new merger, acquisition or joint-venture opportunities if the start-up costs associated therewith would reduce earnings in the short term.

     Second, as to stock prices, the Compensation Committee was concerned that stock prices are subject to fluctuation based on general economic factors, interest rates, the national and international political climate, trade balances and other factors which bear no relationship to the effectiveness of an executive or the performance of a particular corporation. Consequently, the Compensation Committee did not believe that use of stock prices alone would be an appropriate way to create incentives for its executives.

     Third, measuring performance through FDA approvals appeared to the Compensation Committee to be too imperfect a measure of performance in that the groundwork for an approval could precede the approval by a considerable time, the timing of approvals is too uncertain, and the number of expected approvals in any period of time is too small a class.

     Finally, the Compensation Committee felt that sales provided the best method of measuring the Company's performance next to earnings. However, in that a measure based on sales alone does not provide an incentive to executives to control costs, the Compensation Committee felt that this measure provided a less satisfactory measure of performance than earnings.

     Accordingly, the Compensation Committee approved an executive bonus plan (the "Executive Bonus Plan"), subsequently approved by the shareholders at the Company's June 28, 1995 annual meeting, which provides for awards to participating executives of cash bonuses of an amount fixed by the Compensation Committee of up to $100,000 per $.01 by which earnings per share exceed benchmarks fixed by the Compensation Committee. Although broad latitude is afforded to the Compensation Committee to fix the benchmarks and amount of the award per $.01 increase, the bonuses payable to any executive cannot exceed $1,500,000 per annum under the Executive Bonus Plan and the aggregate amount of bonuses payable there-under in any fiscal year to all participating executives cannot exceed $2,500,000.

Compensation of Executive Officers

     The salaries of executive officers other than the Chairman and Chief Executive Officer were determined by Milan Puskar. Mr. Puskar's determinations were based upon various subjective factors such as the responsibilities, positions, qualifications, individual performances and years of service with the Company of such executives. In making such determination, the Chairman and Chief Executive Officer did not undertake a formal survey or analysis of the compensation paid to executives in other companies. Such salaries are not tied to the Company's performance. The bonuses of executive officers other than the Chairman and Chief Executive Officer were awarded by Milan Puskar based upon the his perception of each officer's contribution to the Company's success. The Board neither undertook to conduct a formal survey or analysis of the bonuses awarded (or total compensation packages offered) by other pharmaceutical companies nor established numerical goals or targets in determining these bonuses.

Compensation of Chief Executive Officer

     In considering the compensation payable to Milan Puskar, the Chairman and Chief Executive Officer of the Company, the Compensation Committee surveyed the compensation paid to the principal executives of 13 public pharmaceutical companies, including eight generic companies. Certain of these companies are included in the Dow Jones Pharmaceutical Index used in the Performance Graph set forth below. The Compensation Committee considered the average compensation (including through stock and option grants) payable to the person or persons who held the offices of Chairman, Chief Executive Officer and President of the surveyed companies. The Compensation Committee noted that the average salary and bonus of the person or persons holding the titles of Chairman, President, and Chief Executive Officer in the surveyed companies was $1.1 million, with other compensation averaging $600,000 and stock or option awards valued at $4.3 million. The average compensation package for the officer or officers holding these titles was $6 million. In comparison, Mr. Puskar received a base salary of $700,000 and bonuses of $800,000 for fiscal 1995.

     The Compensation Committee further noted that Mr. Puskar had not received a base salary increase since his assumption of the positions of Chairman and Chief Executive Officer in November 1993. In recognition of Mr. Puskar's exemplary service to the Company for over 20 years, the new responsibilities he has assumed and the compensation packages for like executives in competing companies, the Compensation Committee increased Mr. Puskar's base salary from $700,000 per annum to $1 million for fiscal 1996.

     Moreover, in October 1995, to create a performance-based reward intended to be fully deductible by the Company for Federal income tax purposes as well as serving as an incentive to Mr. Puskar to seek to maximize earnings for the balance of the third quarter and the fourth quarter, the Compensation Committee awarded to him a bonus pursuant to the Executive Bonus Plan of $100,000 for each $.01 that earnings for the third and fourth quarter of fiscal 1996 in the aggregate exceeded $.33 per share, not to exceed $500,000. The Compensation Committee reported that it had selected this benchmark in light of, inter alia, the Company's June, 1995 3:2 stock split, as a result of which $0.33 per share earnings were equivalent to $0.50 per share earnings on a pre-split basis. However, this benchmark was not met, no bonus was paid to Mr. Puskar for fiscal 1996.

Submission of Report

     This Report on Executive Compensation is submitted by the members of the Compensation Committee, Robert W. Smiley and Laurence S. DeLynn, except for the matters described under ''Compensation of Other Executive Officers,'' which, as to the compensation of executive officers, other than the Chairman and Chief Executive Officer is submitted by Milan Puskar.

Compensation Committee Interlocks and Insider Participation

     Robert W. Smiley and Laurence S. DeLynn served as members of the Compensation Committee during fiscal 1996. Mr. Smiley is the Secretary of the Company. Mr. Smiley also serves as Senior Council to the law firm of Doepken, Keevican & Weiss Professional Corporation, which provides legal council to the Company. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors, or its Compensation Committee.

                      Employment Contract and Termination
                of Employment and Change-in-Control Arrangements

     The Company entered into an employment contract with Mr. Puskar on April 28, 1983 which specifies his respective duties and provides for ordinary insurance and health benefits as provided for the Company's salaried employees. This employment contract originally called for a term expiring on March 31, 1988, and since this date has been continued on a year-to-year basis subject to termination by either the Company or the executive at anytime. Salary and bonuses under this employment contract are determined by the Company's Board of Directors. Mr. Puskar's employment contract provides for continued payments of salary for a period of one year following any termination of his employment contract by the Company. The Salary Continuation Plan referred to in Note 2 to the ''Summary Compensation Table'' provides for the payment of post-retirement compensation pursuant to agreements with key employees, including executive officers, over a period not exceeding fifteen years, as more fully described in such Note. The Company has no other compensatory plan or arrangements resulting from the resignation, retirement or other termination (including any termination or change in responsibility following a change-in-control) of an executive officer's employment with the Company or its subsidiaries.

Performance Graph

      COMPARING FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG MYLAN LABORATORIES
        INC., S&P 500 COMPOSITE INDEX AND DOW JONES PHARMACEUTICAL INDEX

     Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended March 31, 1996 of $100 invested March 31, 1991 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index.

Graphic No. 1

             Mylan Labs Inc.     S&P 500         DJ Pharmaceuticals
             ---------------     ------------    ------------------
3/91             $100                $100                $100
3/92             $142                $111                $114
3/93             $218                $128                $ 94
3/94             $132                $130                $ 86
3/95             $243                $150                $126
3/96             $243                $198                $195


                                                    SUMMARY COMPENSATION TABLE
         The following table sets forth information regarding the compensation paid by the Company and its subsidiaries in the past three fiscal years to the Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer:


                                                                                      Long-Term Compensation
                                                                                   -------------------------------
                                                        Annual Compensation         Options/         All Other
       Name and               Fiscal Year               Salary       Bonus           SARs(1)       Compensation(2)
Principal Position          Ended March 31                ($)       ($)              (#)                 ($)
- ------------------          --------------            ----------  ----------       ----------     ----------------
Milan Puskar,                    1996                 1,000,000     -0-               -0-             513,600
Chairman of the Board,           1995                   700,000     800,000           -0-             709,200
C.E.O., President and            1994                   700,000     400,000           -0-             172,100
Director

Dana G. Barnett,                 1996                   200,000     -0-               -0-             290,000
Executive Vice President         1995                   150,000     -0-               -0-             848,600
and Director (3)                 1994                   150,000     -0-               -0-              93,200

C.B. Todd,                       1996                   200,000     250,000           -0-             290,000
Senior Vice President            1995                   150,000     300,000           -0-             260,300
and Director                     1994                   150,000     250,000           -0-             318,700

Roderick P. Jackson              1996                   200,000     250,000           -0-             255,600
Senior Vice President            1995                   150,200     300,000           -0-             153,000
                                 1994                   150,000     250,000           -0-              65,100

Louis J. DeBone,                 1996                   137,500     175,000           -0-             255,600
Vice President                   1995                   100,000     225,000           -0-             229,700
                                 1994                   100,000     200,000           -0-              38,000
_____________________
(1) The Company does not have an SAR program.

(2)  This column includes (i) the Company's contributions to the Employees Profit Sharing Plan and (ii) the amounts accrued by the Company under the Salary Continuation Plan described below. During fiscal 1996; contributions to the
Employees Profit Sharing Plan were made in the amount of $16,800 for each of Messrs. Puskar, Barnett, Todd, Jackson and DeBone; amounts were accrued under the Salary Continuation Plan of $455,400, $273,200, $273,200, $238,800 and
$238,800 for Messrs. Puskar, Barnett, Todd, Jackson and DeBone, respectively. Additionally $41,400 of life insurance premiums were paid by the Company for Mr. Puskar pursuant to a split-dollar life insurance agreement dated February 13, 1995 with a trust established by Mr. Puskar. Neither Mr. Puskar nor the trust has any interest in the cash surrender value of the insurance policies subject to that agreement.

         Pursuant to a Salary Continuation Plan approved by the Board of Directors in January 1995, the Company entered into Retirement Benefit Agreements with various key employees, including each of the executive officers included in the
Summary Compensation Table. These agreements provide for fixed annual payments to these executives over a 15-year period, in the case of Messrs. Puskar, Barnett and Todd, and over a 10-year period, in the case of Messrs. Jackson and
DeBone, commencing upon their termination of employment with the Company. Upon the death following retirement or at the election of the executive, the aggregate amount of the unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

     The annual benefits awarded to the executive officers included in the Summary Compensation Table are as follows:

                                    Retirement Other than  Retirement Due to
                                        Due to Disability      Disability
                                      -------------------- ------------------
Milan Puskar.........................            $300,000      $500,000
Dana G. Barnett......................            $180,000      $300,000
C. B. Todd...........................            $180,000      $300,000
Roderick P. Jackson.................. $70,000 to $100,000      $100,000*
Louis J. DeBone...................... $70,000 to $100,000      $100,000*
- --------------
* Or retirement following a change of control of the Company.

     If any of these executives dies prior to retirement, his beneficiaries will receive (under life insurance policies purchased by the Company) lump sum payments of $1,645,000, in the case of Mr. Puskar, $1,500,000, in the case of Messrs. Barnett and Todd, and $1,250,000, in the case of Messrs. Jackson and DeBone. In addition, if Mr. Puskar dies prior to his retirement, the Company will pay his beneficiaries the additional sum of $1,600,000.

(3) The amounts for Mr. Barnett exclude payments made by Somerset Pharmaceuticals, Inc., a non-consolidated subsidiary.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR OPTIONS (1)

     The following table sets forth information in respect of exercises by the named executive officers of stock options granted to, and unexercised options held by, such officers at March 31, 1996. All such options were granted under the Company's 1986 Incentive Stock Option Plan, as amended.

                                                                            Value of
                                                     Number of            Unexercised
                                                    Unexercised           In-the-Money
                                                    Options at             Options at
                       Shares         Value        Fiscal Year Ended     Fiscal Year Ended
                      Acquired      Realized         March 31, 1996      March 31, 1996 (2)
         Name            (#)          ($)               (#)                   ($)
- -------------------  ----------     --------       -----------------     ------------------

Dana G. Barnett         -0-           -0-             150,000              1,350,000
C. B. Todd              -0-           -0-             150,000              1,350,000
Roderick P. Jackson     -0-           -0-             150,000              1,350,000
Louis J. DeBone         -0-           -0-              75,000                675,000
- ----------
(1)   The Company does not have an SAR program.

(2)   All options were exercisable at $12.00 per share. The closing price on March 31, 1996 on the New York
Stock Exchange was $21.00 per share.

                                                 SECURITY OWNERSHIP

        The following table sets forth information as of April 30, 1995 regarding  the amount and nature of
Common Stock ownership by all directors and named  executive officers, and all directors and executive officers as a group and all persons known by management to beneficially own 5% or more of the companies common stock.
                                     Shares
                                    Beneficially
                                     Owned (1)            Percent
Name                                  (#)                of Class
- --------------------             ---------------        -----------
Milan Puskar                      2,400,000               1.97
Dana G. Barnett                     212,571                .17
Laurence S. DeLynn                  345,000                .28
John C. Gaisford, M.D.               43,165                .04
Richard A. Graciano                 161,977                .13
Robert W. Smiley, Esq.              118,500                .10
C. B. Todd                          516,066                .42
Roderick P. Jackson                 187,500                .15
Louis J. DeBone                     105,000                .09
All directors and executive
officers as a group               4,742,629(2)            3.87%
- ----------------
Invesco Capital
   Management, Inc.               8,238,250(3)            6.90%
- ----------------
(1)   In each case, the director or officer has sole or shared direct beneficial ownership of the shares.
      Amounts include unissued shares under option.

(2)   Includes 777,000 unissued shares under option.

(3)   Invesco Capital Management, Inc.
      11 Devonshire Square
      London, EC2M 4YR England




                      INDEPENDENT AUDITORS [Proposal No. 2]

     The Board of Directors has recommended that Deloitte & Touche LLP be elected by the shareholders to act as auditors of the Company for the current fiscal year. Proxies received in the accompanying form will be so voted unless other specification is made. The affirmative votes of a majority of the shares of Common Stock present and voting (in person or by proxy) are required to adopt the proposal.

     The Company's financial statements for fiscal 1996 were examined by Deloitte & Touche LLP. In connection with the examination of the financial statements, Deloitte & Touche LLP also reviewed the Company's annual report to shareholders and its filings with the Securities and Exchange Commission.

     It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.


                           1997 SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement for the annual meeting to be held in 1997, shareholder proposals must be received by the Company at its principal executive offices not later than January 20, 1997.

                         OTHER MATTERS [Proposal No. 3]

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those discussed above. If other matters should properly come before the meeting, shares in respect of which properly executed proxies are received will be voted on such matters in accordance with the judgment of the persons named in such proxies. The cost of the solicitation of proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone.

     Upon written request to the undersigned Secretary (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1996 as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.


                       By Order of the Board of Directors,

                           Robert W. Smiley, Secretary

PROXY-Mylan Laboratories Inc.-Annual Meeting of Shareholders July 25, 1996

     This proxy solicited on behalf of Board of Directors.

     The undersigned hereby appoints MILAN PUSKAR and ROBERT W. SMILEY, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN LABORATORIES INC. (the ''Company'') standing in the name of the undersigned on April 30, 1996, or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting of Shareholders of the Company to be held July 25, 1996 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

1. Election of    FOR    WITHHELD   Nominees: M. Puskar, D. Barnett,
   Directors      / /      / /                R. Smiley, L. DeLynn, R. Graciano,
                                              J. Gaisford, C. Todd

For, except vote withheld from the following nominee(s):
- -------------------------------------------------------

2. The election of Deloitte & Touche          FOR       AGAINST      ABSTAIN
   LLP as independent auditors.               / /         / /         / /

3. To vote in their discretion                FOR       AGAINST      ABSTAIN
   upon such other matters as may             / /        / /         / /
   properly come before the meeting
   or any adjournment thereof.


Solicited on behalf of the Board of Directors, this proxy will be voted FOR items 1, 2 and 3 if no choice is specified.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote or act at said meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, or any of them, may lawfully do by virtue hereof. Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of the Company, dated May 31, 1996.

PLEASE DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                                             Date....................., 1996

                                             ...............................

                                             ...............................
                                                       Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. When signing as
                                             Attorney, Executor, Administrator,
                                             Trustee, etc., or as Officer of a
                                             Corporation, please give your full
                                             title as such. For joint accounts,
                                             each joint owner should sign.